EXHIBIT 10.1

AMENDMENTS TO THE CARVER BANCORP, INC.
2006 Stock Incentive Plan

Article II, Section 7(b)   the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of a transaction which would result in such acquisition.

Article X, Miscellaneous  “Section 10.11  Compliance with the Capital Purchase Program of the Troubled Asset Relief Program (TARP)

(i)
Notwithstanding anything in the Plan to the contrary, during the period that the U.S. Department of the Treasury (“Treasury”) holds a debt or equity position in the Company in connection with the Capital Purchase Program, the Company shall be entitled to recover the amount of any Option, Award or Stock Appreciation Right granted, paid or credited to any Participant under the Plan (and if received by or paid to a Participant shall be voluntarily forfeited and returned to the Company) that is reasonably determined at any time by the Company to have been calculated or based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(ii)
No Participant may receive any Option, Award  or Stock Appreciation Right under the Plan (or acceleration of vesting or payment/settlement thereof) during the period that the Treasury holds a debt or equity position in the Company pursuant to the Capital Purchase Program if the receipt of such Option, Award or Stock Appreciation Right under the Plan (or acceleration of vesting or payment/settlement thereof) alone or when added to any other payment or compensation received or to be received by such Participant from the Company would cause such Participant to receive an “excess parachute payment” within the meaning of Section 280G (and specifically giving effect to subsection (e) thereof) of the Code.  The Company shall retain the final authority to reduce or eliminate entirely any grants, acceleration of vesting or payment/settlement of any Option, Award or Stock Appreciation Right pursuant to this Plan to give full effect to the Section 280G limitation set forth in this paragraph.